BRENTON BANKS, INC.

CAPITAL SQUARE, 400 LOCUST, DES MOINES, IOWA 50309

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

MAY 20, 1994

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Brenton Banks, Inc., (the "Parent Company") of proxies for use at the Annual Meeting of Stockholders of Brenton Banks, Inc., to be held on May 20, 1994, and any adjournments thereof. The Bylaws of Brenton Banks, Inc. provide that the Annual Meeting of Stockholders is to be held on May 4, 1994. However, the Annual Meeting of Stockholders of Brenton Banks, Inc. is adjourned until Friday, May 20, 1994.

     The close of business on March 14, 1994, has been fixed as the record date for determination of the stockholders of Brenton Banks, Inc., who are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 5,254,351 outstanding shares of Common Stock of Brenton Banks, Inc. Each of these shares is entitled to one vote at the Annual Meeting. Only stockholders of record on the books of Brenton Banks, Inc. as of the record date will be entitled to vote at the Annual Meeting or any adjournments thereof.

     Any stockholder giving a proxy is empowered to revoke it at any time before it is exercised. A proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Parent Company. Any stockholder may still attend the meeting and vote in person, regardless of whether the stockholder has previously given a proxy, but presence at the meeting will not revoke the stockholder's proxy unless the stockholder votes in person.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of March 14, 1994, information as to
(a) the only persons who were known by the Parent Company to own beneficially more than 5% of the outstanding Common Stock (the only voting securities) of the Parent Company, and (b) the number of shares of such Common Stock beneficially owned by all executive officers and directors as a group:

                                                                                    Of such beneficial ownership,
                                                                                    amounts to which the
                                              Beneficial Ownership                  beneficial owner has:
                                              __________________________________    ________________________________
                                                                                    Sole Voting       Shared Voting
  Name and Address of                         Shares Beneficially       Percent     and Investment    and Investment
    Beneficial Owner                            Owned (1)(2)(3)         of Class         Power             Power
  ___________________                           _______________         ________         _____             _____

William H. Brenton                              997,978 (4)             18.60%        335,168           662,810
Capital Square
400 Locust
Des Moines, IA 50309

C. Robert Brenton                               953,062 (4)             17.76%        254,488           698,574
Capital Square
400 Locust
Des Moines, IA 50309

Junius C. Brenton                             1,032,484                 19.24%        303,441           729,043
Capital Square
400 Locust
Des Moines, IA 50309

Jane Eddy                                       306,740                  5.72%        106,040           200,700
2908 Forest Drive
Des Moines, IA 50312

Juliette Moen                                   297,380                  5.54%         81,598           215,782
5801 Crescent Terrace
Edina, MN  55436

Carolyn O'Brien                                 345,260                  6.43%        109,566           235,694
301 Tonawanda Drive
Des Moines, IA 50312

The Banc Funds                                  383,071                  7.14%          --              383,071
208 S. LaSalle Street
Chicago, IL  60604

All executive officers and directors          1,796,025 (4)(5)          33.47%        995,692           800,333
as a group (14 persons including
William H. Brenton, C. Robert
Brenton and Junius C. Brenton)

(1)  For purposes of this proxy statement, beneficial ownership is deemed to include stock owned (a) personally by the individual or as custodian for minor children; (b) by the spouse or children of the individual having the same home as the individual or being supported by the individual; (c) by any trust in which the individual has or shares voting power or investment power over the securities; and (d) by any foundation or corporation in which the individual has or shares voting power or investment power over the securities.
(2)  The number of shares which are beneficially owned by each of the individuals listed above and which are also listed as beneficially owned by another person(s) listed in the above table are as follows:  William H. Brenton - 649,624 shares;
C. Robert Brenton - 649,624 shares; Junius C. Brenton - 649,624 shares; Jane Eddy - 190,734 shares; Juliette Moen - 215,782 shares; and Carolyn O'Brien - 190,734 shares.
(3)  The registrant knows of no shares with respect to which any listed individual or group has the right to acquire beneficial ownership, except as noted in Footnote (4) below.
(4)  Amount includes vested options for the purchase of the Parent Company's Common Stock pursuant to the Non-Qualified
Stock Option Plan in the following amounts: William H. Brenton - 4,000 shares; C. Robert Brenton - 14,000 shares; and eleven members of the executive officers and directors group (including William H. Brenton and C. Robert Brenton) - 76,200 shares.
(5)  Adjusted to eliminate multiple counting of shares beneficially owned by two or more persons.  With respect to shares beneficially owned by individual directors who are nominees, see "Election of Directors" (page 3).

I.   ELECTION OF DIRECTORS

     The Parent Company's Bylaws provide that the number of persons serving on the Board of Directors shall not be less than five and not more than eleven. In January 1994, the Board of Directors increased the number of directors to be elected from five to six and appointed Robert L. DeMeulenaere to serve as director until the next Annual Meeting of Stockholders and until a successor is duly elected and qualified. The normal terms for persons elected as directors is until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

     Proxies in the accompanying form will be voted FOR the election of these individuals, unless authority to vote is withheld on the proxy. If any nominee or nominees shall become unavailable for election, it is intended that the proxies will be voted for the election of the substitute nominees as the Board of Directors may propose. Any stockholder has the option to withhold authority to vote for all nominees for directors, or to withhold authority to vote for individual nominees for directors. The effect on the election of directors of casting votes against nominees or of withholding authority to vote for nominees is that the stockholder is considered present at the meeting and considered for meeting quorum requirements, but the vote is not a vote in favor of the nominee for purposes of determining whether the nominee has received the favorable vote of a majority of shares present at the meeting needed for election. Information about the nominees as of March 14, 1994 is set forth below:

NOMINIEES
                                                                         Has Served       Shares Beneficially
                                 Position with the Parent Company       as a Director         Owned as of      Percent
       Name               Age      and/or Principal Occupation              Since           March 14, 1994     of Class
       ____               ___      ___________________________              _____           ______________     ________
C. Robert Brenton*        63     Chairman of the Board,
                                 Brenton Banks, Inc.                        1960            953,062 (1)(5)     17.76%

William H. Brenton*       69     Chairman of the Executive Committee,
                                 Vice Chairman of the Board,
                                 Brenton Banks, Inc.                        1957            997,978 (1)(5)     18.60%

Junius C. Brenton         59     President (1990-1993),
                                 Brenton Banks, Inc.                        1969          1,032,484 (1)        19.24%

Robert L. DeMeulenaere*   54     President (1994),
                                 Brenton Banks, Inc.                        1994             16,651 (4)(5)     less than
                                                                                                                   1%
Thomas R. Smith           71     Principal, Tom Smith and Associates,
                                 Marshalltown, Iowa                         1959             25,927 (2)        less than
                                                                                                                   1%
R. Dean Duben             67     Vice Chairman of the Board,
                                 Brenton First National Bank,
                                 Davenport**                                1960             11,388 (3)        less than
                                                                                                                   1%

*Member of Executive Committee.
**A subsidiary of the Parent Company.

(1)  See "Principal Holders of Voting Securities" (page 2). William H. Brenton, C. Robert Brenton and Junius C. Brenton are
control persons of Brenton Banks, Inc., by virtue of their stock ownership.
(2)  Mr. Smith has sole voting and investment power over all 25,927 shares.
(3)  Mr. Duben has sole voting and investment power over all 11,388 shares.
(4)  Mr. DeMeulenaere has sole voting and investment power over 15,280 shares, and shared power over 1,371 shares.
(5)  Amount includes vested options for the purchase of the Parent Company's Common Stock pursuant to the Non-Qualified
Stock Option Plan in the following amounts:  C. Robert Brenton - 14,000 shares, William H. Brenton - 4,000 shares, and
Robert L. DeMeulenaere - 14,000 shares.

     All of the foregoing nominees have been employed in their respective positions listed above during the past five years except for Robert L. DeMeulenaere, who served as Senior Vice President of the Parent Company and CEO of Brenton Bank and Trust Company of Cedar Rapids from August 1990 through December 1993, and Senior Vice President-Metro Bank

Division of the Parent Company through August 1990; R. Dean Duben, who served as Senior Vice President of the Parent Company through December 1991, and President of Brenton First National Bank, Davenport through December 1991; C. Robert Brenton, who served as President of the Parent Company through May 1990; William H. Brenton who served as Chairman of the Board of the Parent Company through May 1990; and Junius C. Brenton, who served as Executive Vice President of the Parent Company through May 1990, President/CEO of Brenton National Bank of Des Moines from November 1984 through April 1988, and CEO of Brenton National Bank of Des Moines from April 1988 through February 1990.

     None of the nominees, current directors or executive officers of the Parent Company are related except that William H. Brenton, C. Robert Brenton and Junius C. Brenton are brothers.

     All loans made by the Parent Company's affiliated banks to directors, nominees, executive officers and associates of such persons were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     None of the above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act or registered as an investment company under the Investment Company Act of 1940 except C. Robert Brenton, who is a director of Pioneer Hi-Bred International, Inc.

     R. Dean Duben; Carrol R. Collins; John C. Eddy; Joseph B. Ryan Jr.; Max
A. Smith; and Thomas R. Smith constituted the Audit Committee during the last fiscal year. R. Dean Duben and Thomas R. Smith are also members of the Board of Directors. The Audit Committee oversees the functions of the internal audit department; examines the services performed for Brenton Banks, Inc. and its subsidiaries (the "Company") by the Company's independent auditors, approves or disapproves their services and considers the effect of their services on the independence of the auditors; and performs such other functions as the Board of Directors shall from time to time assign to it. During 1993, the Audit Committee met twice.

     The Salary Policy Review Committee, which sets and confirms the salaries of officers and employees other than C. Robert Brenton, William H. Brenton and Junius C. Brenton, consisted of Junius C. Brenton, C. Robert Brenton, William H. Brenton, Phillip L. Risley, and Roger D. Winterhof for 1993. During 1993, the Salary Policy Review Committee met once. See the Compensation Committee Report on page 7.

     The Executive Committee, which is the senior management advisory committee of the Board of Directors, consisted of William H. Brenton, C. Robert Brenton, Junius C. Brenton, Robert L. DeMeulenaere, Phillip L. Risley, Roger D. Winterhof, and Steven T. Schuler for 1993. During 1993, the Executive Committee met informally.

     Although the Board of Directors has no standing Nominating Committee, the Board met once during January 1994, for the purpose of naming nominees for the Board of Directors and has selected R. Dean Duben to report to the stockholders at the Annual Meeting on the nominees recommended by the Board of Directors. In January 1994, the Board of Directors increased the number of directors from five to six and elected Robert L. DeMeulenaere to fill this Board position. The Board will consider nominations for the Board of Directors submitted by stockholders to the Secretary of the Parent Company at least one hundred and twenty days prior to the Annual Meeting of Stockholders. In accordance with the Parent Company's Bylaws, no nominations for the Board of Directors will be considered or voted on at the Annual Meeting of Stockholders unless submitted in writing to the Secretary of the Parent Company at least five days prior to the Annual Meeting.

     During 1993, the Board of Directors held ten meetings, including six regular meetings, and four special meetings. During 1993, each of the incumbent directors who are nominees for the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the nominee served.

     Section 16 of the Securities and Exchange Act of 1934 requires the officers, directors and shareholders holding more than ten percent of the Company's common stock to file reports reflecting their ownership of stock and any changes in ownership with the Securities and Exchange Commission. Copies of the reports filed with the Securities and Exchange Commission are delivered to the Company. Based upon the Company's review of the forms and upon representations from the individuals that no year end filings are necessary, the Company believes that all filing requirements under Section 16 were made by all of the Company's officers, directors and shareholders holding more than ten percent of the Company's common stock. Brenton Banks, Inc., undertakes to make the filings on behalf of its executive officers and directors and has procedures to assure that filing requirements are met.

EXECUTIVE COMPENSATION

     The following sets forth information on the annual and long-term compensation paid or accrued by the Company for services rendered in 1993, 1992 and 1991 of those persons who are the President (1990-1993), Chairman of the Board, Vice Chairman of the Board, President and Executive Vice President of the Company.

Summary Compensation Table
                                                                                Long Term
                                                    Annual Compensation       Compensation
                                                                              ____________
                                                                               Restricted        All Other
Name and Current Principal                                                   Stock Award(s)     Compensation
         Position                        Year     Salary ($)   Bonus ($)          ($)                $
         ________                        ____     __________   _________          ___                _
Junius C. Brenton                        1993     $177,890      16,232           --             19,498 (2)
  President (1990-1993)                  1992      168,616      36,360           --             15,584 (2)
                                         1991      149,634      25,036           --             15,968 (2)

C. Robert Brenton                        1993      165,758      21,756           --             29,731 (3)
  Chairman of the Board                  1992      157,116      32,994           --             27,374 (4)
                                         1991      149,634      47,894           --             29,139 (5)

William H. Brenton
  Chairman of the Executive Committee    1993      165,758      21,756           --             26,591 (6)
  and Vice Chairman of the Board         1992      157,116      32,994           --             30,243 (7)
                                         1991      149,634      47,894           --             29,686 (8)

Robert L. DeMeulenaere                   1993      126,209      20,502        44,861 (1)        12,214 (2)
  President                              1992      118,000      32,893        55,510 (1)        10,631 (2)
                                         1991      110,005      18,332           --             11,046 (2)

Phillip L. Risley                        1993      140,000      26,950        52,054 (1)        13,383 (2)
  Executive Vice President               1992      119,000      30,049        56,602 (1)        12,534 (2)
                                         1991      112,138      21,003           --             11,601 (2)

(1)  The restricted stock awards are a part of the Company's Long-Term Incentive Stock Compensation Plan.  Under the terms of the restricted stock grant, an individual receiving a grant must be continuously employed by the Company for 3 fiscal years beginning in the year of the grant for the restricted stock to vest, unless vested prior to this date due to death, disability, retirement or change in control of the Company.  No dividends are paid on the restricted stock.  The market value per share of the restricted stock on the date of grant was $30.00 for the 1993 grant and $27.00 for the 1992 grant.
The total number of restricted shares granted to Robert L. DeMeulenaere was 1,709 for the 1993 grant and 2,135 for the 1992 grant.  The market value of Mr. DeMeulenaere's restricted stock holdings was $100,371 based on the closing price as of
December 31,1993.  The total number of restricted shares granted to Phillip L. Risley was 1,983 for the 1993 grant and 2,177 for the 1992 grant.  The market value of Mr. Risley's restricted stock holdings was $108,656 based on the closing price on
December 31, 1993.
(2)  Constitutes the entire amount contributed to qualified retirement plans, on behalf of the named individual.
(3)  Consists of a $17,831 contribution toward qualified retirement plans and $11,900 of directors fees paid by affiliated banks.
(4)  Consists of a $16,834 contribution toward qualified retirement plans and $10,540 of directors fees paid by affiliated banks.
(5)  Consists of a $17,229 contribution toward qualified retirement plans and $11,910 of directors fees paid by affiliated banks.
(6)  Consists of a $14,936 contribution toward qualified retirement plans and $11,655 of directors fees paid by affiliated banks.
(7)  Consists of a $18,618 contribution toward qualified retirement plans and $11,625 of directors fees paid by affiliated banks.
(8)  Consists of a $17,811 contribution toward qualified retirement plans and $11,875 of directors fees paid by affiliated banks.

     Option Exercises and Fiscal Year-End Values - The following table sets forth information regarding the number of options exercised by the named executive officers and the year-end values of options held by such individuals pursuant to the Company's Non-Qualified Stock Option Plan. All of the options granted to the named executive officers are exercisable.

Aggregated Option/SAR Exercises in Last Fiscal Year
and December 31, 1993 Option/SAR Values
                                                                                                          Value of
                                                                           Number of Securities          Unexercised
                                            Shares                           Options/SARs at            In the Money
                                          Acquired on        Value          December 31, 1993         December 31, 1993
           Name                           Exercise #       Realized $         (Exercisable)             (Exercisable)
           ____                           __________       __________         _____________             _____________
Junius C. Brenton,
  President (1990-1993)                       --              --                  --                        --

C. Robert Brenton,
 Chairman of the Board                        --              --               14,000                    $ 280,000

William H. Brenton,
  Chairman of the Executive Committee
  and Vice Chairman of the Board            5,000          $120,625             4,000                    $  80,000

Robert L. DeMeulenaere,
  President                                   --              --               14,000                    $ 280,000

Phillip L. Risley,
  Executive Vice President                  4,800          $ 96,000               --                        --

     Long-Term Incentive Plans - Awards in Last Fiscal Year - The following table sets forth information regarding the number of Incentive Stock Grants granted to the named executive officers pursuant to the Company's Long-Term Incentive Stock Compensation Plan that was adopted in 1992. The Company does not offer any other long-term incentive plans which would be included in this table.

Long-Term Incentive Plans - Awards in Last Fiscal Year
                                            Number of        Performance or          Estimated Future Payouts
                                          Shares, Units       Other Period       under Non-Stock Price-Based Plans
                                            or Other        Until Maturation
          Name                              Rights #            or Payout     Threshold #      Target #     Maximum #
          ____                              ________            _________     ___________      ________     _________

Junius C. Brenton
  President (1990-1993)                       --                   --             --              --           --

C. Robert Brenton
  Chairman of the Board                       --                   --             --              --           --

William H. Brenton
  Chairman of the Executive Committee
  and Vice Chairman of the Board              --                   --             --              --           --

Robert L. DeMeulenaere
  President                                 3,175           January 1, 1996     1,587           3,175       4,762 (1)

Phillip L. Risley
  Executive Vice President                  3,682           January 1, 1996     1,841           3,682       5,523 (1)

(1)  Amounts in excess of the target amounts awarded under the Company's Long-Term Incentive Stock Compensation Plan are
required to be paid in cash.  The amount of cash paid pursuant to the Plan is determined by the value of the Company's
Common Stock on January 1, 1996, multiplied by the number of shares awarded to the individual in excess of the target amount as determined by the tiered achievement scale established by the Plan.

     COMPENSATION COMMITTEE REPORT - The Compensation Committee Report has been prepared by the following individuals: Junius C. Brenton, C. Robert Brenton, William H. Brenton, R. Dean Duben, Thomas R. Smith, Phillip L. Risley and Roger D. Winterhof. The Salary Policy Review Committee is a committee appointed by the Board of Directors to establish the policies and procedures regarding the compensation to be paid to all executive officers of the Company. The Salary Policy Review Committee is composed of C. Robert Brenton, William H. Brenton, Junius C. Brenton, Phillip L. Risley and Roger
D. Winterhof. The compensation of the executive officers of the Company, except Junius C. Brenton, C. Robert Brenton, and William H. Brenton, is determined by the President (1990-1993), Junius C. Brenton, or the Chairman of the Board, C. Robert Brenton. Junius C. Brenton and C. Robert Brenton determine the actual level of compensation of each executive officer in accordance with the policies established by the Salary Policy Review Committee. The compensation of each executive officer is then presented to the Company's Board of Directors for approval.

     The compensation of the Company's most senior executive officers:
Junius C. Brenton, C. Robert Brenton, William H. Brenton, are initially considered by the senior executive officers themselves. Junius C. Brenton, was the President from 1990 through 1993 and was the senior officer in charge of the daily operations of the Company. C. Robert Brenton and William H. Brenton share many of the responsibilities and duties of chief executive officer. The senior executive officers apply the procedures established by the Salary Policy Review Committee to formulate a recommendation regarding their own compensation. This recommendation is then presented to the Company's Board of Directors for discussion and approval.

     The total compensation of the Company's executive officers, including Junius C. Brenton, C. Robert Brenton, and William H. Brenton, are comprised of three distinct components: base salary, bonuses and long-term compensation plans. In addition to each of the foregoing, the executive officers of the Company are allowed to participate in the Company's Profit Sharing/401(k) Plan, Employee Stock Purchase Plan and other employee benefit programs generally available to all Company employees.

     Base Salaries - The Salary Policy Review Committee sets the base salary of each of the Company's executive officers at levels that are comparable to those paid by similar sized banks and bank holding companies located in the midwestern region and throughout the United States, as documented by independent survey companies. The Board of Directors believes that the base salary (including directors fees paid by affiliated banks) of Junius C. Brenton, C. Robert Brenton and William H. Brenton are set at levels below that of Chief Executive Officers of other comparable bank holding companies, as documented by independent survey companies. The base salaries of Junius
C. Brenton, C. Robert Brenton and William H. Brenton have increased at an average annual rate of 5.8% over the last three years. The base salaries of the Company's executive officers, including Junius C. Brenton, C. Robert Brenton and William H. Brenton, are not directly related to the Company's stock performance.

     Bonuses - The bonus plans implemented by the Company are designed to promote the interests of the Company by tying the Company's financial and customer service goals to each executive officer's compensation. Pursuant to the Company's bonus plans, as established by the Salary Policy Review Committee, each executive officer, including Junius C. Brenton, C. Robert Brenton and William H. Brenton, is granted a bonus based upon the achievement of certain defined performance goals covering areas directly influenced or controlled by the officer. The performance goals for each executive officer are defined and quantified in a tiered achievement scale during the first quarter of each year. The executive officer's success in the achievement of assigned goals determines the amount of the bonus to be paid. The goals established for the executive officers include both Company financial performance goals and/or customer service goals. The financial performance goals include total dollar earnings, percentage growth in assets, asset quality, net interest margin and net noninterest margin. An executive officer may earn up to 32.5% of base salary through the Company's bonus plans if all of the stated goals are achieved. For 1993, the executive officers earned an average of 14.8% of their base salaries through the Company's bonus plans.

     Junius C. Brenton, C. Robert Brenton, and William H. Brenton also participate in the Company's bonus plans. As President of the Company, Junius C. Brenton was eligible to receive up to 32.5% of his base salary in a bonus, based upon tiered achievement scales of the Company's earnings, asset growth, net noninterest margin, and the Metro Bank Division's earnings. These tiered scales ranged from $13.0 million to $15.5 million for earnings, 6% to 18% for asset growth, 2.31% to 2.22% for net noninterest margin, and $8.0 million to $9.0 million for the Metro Bank Division's earnings. The total bonus paid to Junius C. Brenton for 1993 was $16,232 or 9.1% of his base salary. C. Robert Brenton and William H. Brenton were each eligible to receive up to 32.5% of their base salary in a bonus, if targeted achievement scales for earnings and asset growth were achieved by the Company. The ranges of the tiered scales for earnings and asset growth were the same as those for Junius C. Brenton. C. Robert Brenton's and William H. Brenton's bonuses for 1993 were $21,756 each, or 13.1% of each of their 1993 base salaries. The Salary Policy Review Committee believes that the bonus plan potential to Junius C.

Brenton, C. Robert Brenton and William H. Brenton and all other executive officers under the Company's bonus plans are comparable to the bonus plans of other similar sized midwest bank holding companies, as documented by independent survey companies.

     Long-term Compensation Plans - Long-term Incentive Stock Compensation Plan - The purpose of the Company's Long-term Incentive Stock Compensation Plan is to increase the stock held by the Company's executive officers and key employees and to provide long-term incentives to participants in the Plan. The long-term incentives are designed to closely ally the interest of executive officers to the interests of the shareholders of the Company.
Stock is granted under the Plan to achieve value equal to a specific multiple of the individual's base salary, with 35% designated as restricted stock and 65% as performance stock. Executive officers granted restricted and performance stock by the Board of Directors, must remain employed by the Company through the third calendar year following the grant, in order to receive the stock without the restrictions. Additionally, performance criteria described below must be met to earn performance stock. In the event of death, disability or retirement after the age of 65 by the executive officer or a change in control of the Company, up to 100% of the restricted or performance stock granted to the executive officer will be transferred to the participant without restrictions.

     During 1993, the Board of Directors approved the grant of 10,741 shares of restricted stock to the executive officer group of the Company. Assuming all restricted stock grants are awarded, the value of all restricted stock grants (based upon the value on the date of grant) awarded to executive officers of the Company is 17.6% of the executive officers' anticipated base salary over the three-year period the stock is restricted.

     The Board of Directors granted 19,948 shares of performance stock grants during 1993 to the executive officers of the Company. The performance stock grants awarded to the executive officers of the Company will be transferable to the participants at the beginning of the fourth calendar year, if the Company's average annual increase in earnings per common and common equivalent share reaches tiered levels for the three-year performance period. The threshold, target and maximum average annual earnings per share growth under the terms of the Plan are 7.50%, 10.00 to 11.99%, and greater than 16.00%, respectively; for example, none of the performance shares will be earned if the average annual earnings per share growth over the performance period is less than 7.50%, 100% will be earned if the earnings per share growth is 10.00% to 11.99%, and 150% will be earned if the earnings per share growth is 16.00% or more. The threshold, target and maximum amounts awarded under the Plan for the named executive officers under this program are set forth in the prior table titled "Long-Term Incentive Plans - Awards in the Last Fiscal Year". The maximum amount available to a participant granted performance stock is 150% of the performance stock granted. Amounts in excess of 100% of the stock awarded are to be paid in cash to the participant. Assuming the target performance levels are reached, the value of the performance stock grants (based upon the value on the date of grant) will be 37.3% of the executive officer's anticipated base salary over the three year performance period.

     When granting both the restricted and performance stock awards under the Plan, the Board of Directors considered the position of the executive officer, the executive officer's past and anticipated contribution to the Company's profitability and the executive officer's current connection with the interests of shareholders. The Board of Directors did not award any restricted or performance stock to Junius C. Brenton, C. Robert Brenton or William H. Brenton because these individuals' interests already closely ally the interests of shareholders due to their substantial stock holdings in the Company.

     Long-term Compensation Plan - Non-qualified Stock Option Plan - The Company also maintains a Non-Qualified Stock Option Plan which permits the Board of Directors to grant options to officers of the Company (Brenton Banks, Inc. and its subsidiaries) through May 6, 1997. At December 31, 1993, there were 206 officers of the Company eligible to participate in the Non-Qualified Stock Option Plan. The total aggregate amount of stock that can be issued pursuant to the exercise of the options is 200,000 shares of the Parent Company's $5 par value common stock. The options are intended to be non-qualified options under the Internal Revenue Code.

     The Board of Directors has adopted Administrative Rules ("Rules") for the Non-Qualified Stock Option Plan. The Rules set the term of the options at 10 years and 30 days after the date of grant and provide for a ratable 5 year vesting schedule for the options. The Rules also provide for full vesting upon normal retirement after age 60, upon the death or disability of the optionee, or in the event the Company is sold, merged, or consolidated with another company. If the optionee retires prior to age 60 without the Board of Directors' approval or is terminated by the Company, the options that were then exercisable by the optionee will expire if not exercised within 90 days.

     The Board of Directors granted 10,000 options on June 28, 1990; 14,000 options on April 19, 1990; 10,000 options on September 14, 1988; and 167,000 options on July 13, 1987. The options are exercisable at the market price on the date of grant: $14.19 in June, 1990; $13.19 in April, 1990; $9.63 in
September, 1988; and $6.63 in July, 1987.  As of December 31, 1993, 71,400
options had been exercised and 6,600 had been forfeited. The weighted average per share exercise price of the 123,000 options currently outstanding is $8.23. Of the 123,000 options currently outstanding, 113,400 were vested and exercisable at the end of 1993. Unless exercised or forfeited earlier, options expire 10 years and 30 days following the date the options are granted.

     No options were granted under the Company's Non-Qualified Stock Option Plan during 1993. When granting options under the Plan the Company's Board of Directors considered the position of the executive officer, the executive officer's past and anticipated contribution to the Company's profitability.

RESPECTFULLY SUBMITTED,
C. ROBERT BRENTON, WILLIAM H. BRENTON, JUNIUS C. BRENTON,
R. DEAN DUBEN, THOMAS R. SMITH, PHILLIP L. RISLEY AND
ROGER D. WINTERHOF

     Shareholder Return Performance Presentation - Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the NASDAQ stock market index for U.S. companies and the Chicago Corporation's Midwest Bank Index for the five-year period ended December 31, 1993. Total return values for the Company, NASDAQ, and Chicago Corporation's Midwest Bank Index were calculated based on cumulative total return values assuming reinvestment of dividends. The graph represents a $100 investment on December 31, 1988, and presents the current value, considering dividend reinvestment and current market prices. The shareholder return shown on the graph is not necessarily indicative of future performance of the Company.

Brenton Banks Inc., Stock Price Performance
                                             1988  1989  1990  1991  1992  1993
Brenton Banks, Inc.                          100   159   143   230   287   296
The Chicago Corp. Midwest Bank Index*        100   123    96   145   191   201
CRSP Index for the NASDAQ Stock Market
  (U.S. Companies)**                         100   121   102   165   192   219

     DIRECTOR COMPENSATION - During 1993, each director who was not an officer and full-time employee of the Company received director's fees of $500 for each Board of Directors meeting attended and $300 for each audit committee meeting attended. Directors who were officers and full-time employees received no separate compensation for service as a director of the Parent Company. During 1993, Thomas R. Smith and R. Dean Duben received $5,430 and $7,100, respectively for their service as directors of the Company and its affiliated banks.

     EMPLOYMENT AGREEMENT WITH WILLIAM H. BRENTON - In July 1989, William H. Brenton entered into an Employment Agreement with the Parent Company. The Agreement sets forth the terms under which Mr. Brenton will remain employed with the Parent Company through December 31, 1994. The Agreement sets the lower limits of Mr. Brenton's annual compensation and provides for certain death, disability and retirement benefits.

     Mr. Brenton's annual salary during the term of his employment will be set by the Board of Directors and will be equivalent to other senior executive officers of the Parent Company, but shall not be less than Mr. Brenton's base salary for 1989 or the highest senior executive officer's salary then in effect. In addition to Mr. Brenton's base salary, he will remain entitled to participate in all other compensation plans offered to the other senior executive officers of the Parent Company.

     Upon retirement in December 1994, Mr. Brenton will receive a lump sum payment of $50,000 and an additional amount, if any, necessary to bring his total compensation for the years actually worked since January 1, 1990, to $160,000 per year. In addition to the lump sum payment, Mr. Brenton will receive supplemental retirement income equal to $50,000 per year for ten (10) years after his retirement from the Parent Company, which shall be adjusted every five years based upon the Consumer Price Index. Additionally, upon Mr. Brenton's retirement, the Parent Company will provide Mr. Brenton with certain life insurance benefits until age 70, medical insurance benefits equivalent to those now in effect for ten (10) years following retirement, and office space. Retirement benefits are vested and payable to Mr. Brenton or his spouse in the event of his death. If Mr. Brenton becomes permanently disabled or dies prior to retirement, he will be deemed to have retired as of the date of disability or death and shall receive those benefits he would have received had he retired.

     In the event the contract is terminated by either party as a result of a change in control of the Parent Company and adverse tax consequences would result from the making of these payments, a smaller lump sum payment will be made in lieu of the above described payments. Furthermore, the contract provides that if the Parent Company agrees prior to January 1, 2000 to more favorable employment benefits for other senior executive officers than those provided to Mr. Brenton, Mr. Brenton or his spouse may elect to participate in a similar agreement. However, Mr. Brenton may only participate in such agreements entered into after 1994 if such agreements are drawn in anticipation of a change of control. In addition, such post-1994 agreements are subject to certain phase out adjustments.

     In the event the Company terminates Mr. Brenton for just cause, the retirement provisions set forth above will be paid to Mr. Brenton pursuant to the terms of the Agreement. In the event that Mr. Brenton is terminated by the Company without just cause or Mr. Brenton terminates his employment for just cause prior to retirement, all of the benefits that would have been paid to Mr. Brenton had he remained employed by the Company will be paid to Mr. Brenton.


II.  APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick as independent auditors for the Company for the year 1994. Such selection is being submitted to the stockholders for approval. KPMG Peat Marwick has served for many years as the independent auditors for the Company, including 1993, and was approved by the stockholders at the last Annual Meeting of the Stockholders.

     Representatives of KPMG Peat Marwick are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS FOR THE COMPANY.

III.  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than the approval of minutes and those mentioned above. However, if any other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Parent Company's Bylaws, any stockholder proposal for action at the Annual Meeting, including nominations for the Board of Directors, must be submitted in writing to the Secretary of the Parent Company at least five days prior to the date of the Annual Meeting to be considered and voted upon at the meeting.

INCLUSION OF SHAREHOLDER PROPOSALS IN PROXY STATEMENT

     Any stockholder may present a proposal for inclusion in the Parent Company's proxy statement for the next Annual Meeting of the Stockholders to be held on May 3, 1995, provided that at the time the proposal is submitted the proponent is a record or beneficial owner of at least 1% or $1,000 in market value of shares entitled to be voted at the meeting on a proposal and has held the shares for at least one year, and provided that the proponent shall continue to own the shares through the date of the meeting, May 3, 1995. The proponent shall notify Brenton Banks, Inc., in writing of his or her intention to appear personally at the meeting to present his or her proposal for action. Any proposal must be received by Brenton Banks, Inc. no later than January 3, 1995, in order to be included in the proxy statement of Brenton Banks, Inc. for the May 3, 1995 meeting.

S.E.C. FORM 10-K AVAILABLE.

     COPIES OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, WILL BE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO STEVEN T. SCHULER, SECRETARY, BRENTON BANKS, INC., P.O. BOX 961, DES MOINES, IOWA 50304-0961.

     The cost of soliciting proxies will be borne by Brenton Banks, Inc. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of Brenton Banks, Inc., or its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies by telephone, personal interview or other means. Brenton Banks, Inc. will, upon request, reimburse nominees, custodians and fiduciaries for expenses in forwarding proxy material to their principals.

     Only stockholders of record at the close of business on March 14, 1994, will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it as promptly as possible. Proxies will be voted for or against the proposals presented at the meeting, in accordance with the stockholder's specifications marked thereon. If no specification is made, proxies will be voted on matters presented at the meeting in accordance with the recommendations of the Board of Directors set forth above in this Proxy Statement. The proxy does not affect the right to vote in person at the meeting, and may be revoked by appropriate notice to the Secretary of the Parent Company at any time prior to the voting.

                              By order of the Board of Directors,




                              Steven T. Schuler
                              Secretary
                          11